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EXHIBIT 11.1


                          INFONAUTICS, INC.
                    Computation of Earnings Per Share

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
                                                                       THREE MONTHS ENDED
                                                                           MARCH 31,
                                                                  ----------------------------

                                                                      1997           1996
                                                                  -------------  -------------

Net loss applicable to common shares............................  $  (5,226,099) $  (3,015,320)

Weighted average number of shares outstanding during the
  period........................................................      9,391,600      3,963,500

Incremental shares calculated per SAB Topic 4:D.................          --         2,098,800
                                                                   --------------  ------------

Total weighted average number of common and equivalent shares
  outstanding...................................................      9,391,600      6,062,300
                                                                   --------------  -------------
                                                                   --------------  -------------
 Net loss per common equivalent share (1)........................  $       (.56) $        (.50)
                                                                   --------------  -------------
                                                                   --------------  -------------
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(1) Fully diluted net loss per share has not been presented separately, as the amounts would not be materially different from primary net loss per share.